News Release
2020-2Q
Contact
Tahmin Clarke
Vice President, Investor Relations
Investor.Relations@intelsat.com
+1 703 559 7406 (o)

Intelsat Announces Second Quarter 2020 Results

•Second quarter revenue of $482.0 million
•Second quarter net loss attributable to Intelsat S.A. of $405.4 million
•Second quarter Adjusted EBITDA of $342.4 million or 71 percent of revenue
•June 30, 2020 contracted backlog of $6.4 billion

Luxembourg, 6 August 2020
Intelsat S.A. (OTC: INTEQ), today announced financial results for the three months ended June 30, 2020.

Intelsat reported total revenue of $482.0 million and net loss attributable to Intelsat S.A. of $405.4 million for the three months ended June 30, 2020.

Intelsat reported EBITDA1, or earnings before net interest, gain on early extinguishment of debt, taxes and depreciation and amortization, loss of $18.8 million and Adjusted EBITDA1 of $342.4 million, or 71 percent of revenue, for the three months ended June 30, 2020.

Intelsat’s Chief Executive Officer, Stephen Spengler, said, “Our business demonstrated resiliency in a challenging operating environment, highlighted by a sequential quarterly increase in revenue and Adjusted EBITDA largely from the successful execution of a new agreement with Speedcast in our network services business. Financial results, when compared to the same period last year, reflect the ongoing challenges in our network services business due to the impacts of COVID-19 on cruise in maritime and aeronautical in mobility, despite our booking new business in merchant maritime and enterprise network applications. The decline in the media business was driven by ongoing secular headwinds that we have experienced over several quarters. Finally, the government services business delivered year-over-year growth in revenues resulting from strong uptake of third-party services and growth in our new FlexGround managed services."

Spengler concluded, “During the period we filed our initial C-band transition plan with the FCC, detailing our roadmap to meet their accelerated spectrum clearing deadlines. The final transition plans are due to be filed with the FCC on August 14, 2020. We will consult with the FCC and continue to refine our plan as that date approaches. Ongoing engagement with our supply chain, vendors, and customers gives us a high degree of confidence that we can execute our transition plan and ensure that the U.S. maintains its 5G leadership position."

Second Quarter 2020 Business Highlights
Intelsat provides critical communications infrastructure to customers in the network services, media and government sectors. Our customers use our services for broadband connectivity to deliver fixed and mobile telecommunications, enterprise, video distribution and fixed and mobile government applications.

Network Services
Network services revenue was $176.7 million (or 37 percent of Intelsat’s total revenue) for the three months ended June 30, 2020, a decrease of 5 percent compared to the three months ended June 30, 2019.

Media
Media revenue was $202.6 million (or 42 percent of Intelsat’s total revenue) for the three months ended June 30, 2020, a decrease of 9 percent compared to the three months ended June 30, 2019.

Government
Government revenue was $96.1 million (or 20 percent of Intelsat’s total revenue) for the three months ended June 30, 2020, an increase of 3 percent compared to the three months ended June 30, 2019.

Average Fill Rate
Intelsat’s average fill rate at June 30, 2020 on our approximately 1,675 36 MHz station-kept wide-beam transponders was 75.1 percent, as compared to an average fill rate at March 31, 2020 of 78.5 percent on our approximately 1,675 transponders. In addition, at June 30, 2020 our fleet included approximately 1,225 36 MHz equivalent transponders of high-throughput Intelsat Epic capacity, reflecting no change from the prior quarter.

Contracted Backlog
At June 30, 2020, Intelsat’s contracted backlog, representing expected future revenue under existing contracts with customers, was $6.4 billion, as compared to $6.6 billion at March 31, 2020.

C-band Proceeding at the U.S. Federal Communications Commission ("FCC")
On June 19, 2020, the Company successfully filed its initial C-band transition plan with the FCC. This comprehensive plan was submitted after two years of coordinated outreach with customers, vendors, and industry stakeholders to ensure that Intelsat is well positioned to achieve the milestones outlined in the FCC's C-band order. Given those proactive efforts, Intelsat is poised to expedite the accelerated clearing process while maintaining the high-quality service to our customers and helping the U.S. defend its technology leadership position by providing valuable spectrum on which it can deploy next generation 5G networks.

Subsequent to the end of the period, comments were submitted to the FCC on Intelsat's initial transition plan from a number of C-band stakeholders and interested external parties. The Company is currently reviewing the comments and working with the FCC to constructively address any relevant concerns. Intelsat expects to provide feedback on these comments by the August 14, 2020 deadline.

Financial Results for the Three Months Ended June 30, 2020

Total revenue for the three months ended June 30, 2020 decreased by $27.4 million to $482.0 million, or a decrease of 5 percent as compared to the three months ended June 30, 2019. By service type, our revenues increased or decreased due to the following:

Total On-Network Revenues decreased by $32.5 million, or 7 percent, to $429.0 million as compared to the three months ended June 30, 2019 primarily due to the following:

•Transponder services reported an aggregate decrease of $26.0 million, primarily due to volume reductions and non-renewals in both the network services and media business which was partially offset by new business driven by mobility and enterprise networks customers.

•Managed services reported an aggregate decrease of $6.3 million, primarily due to a decline in media revenues, which was driven by lower occasional use video services and a termination of a video contract, partially offset by new FlexGround services provided to our government customers.

Total Off-Network and Other Revenues increased by $5.1 million, or 11 percent, to $53.0 million, as compared to the three months ended June 30, 2019 primarily due to the following:
•Transponder, MSS and other Off-Network services revenues increased by an aggregate of $5.9 million to $43.6 million, primarily due to an increase in government revenues driven by new business in third-party services.

•Satellite-related services reported a decrease of $0.8 million to $9.4 million, primarily due to delays in launch missions due to COVID-19.

Direct costs of revenue (excluding depreciation and amortization) increased by $11.5 million, or
12 percent, to $107.0 million for the three months ended June 30, 2020, as compared to the three months ended June 30, 2019. The increase was primarily due to a $5.7 million increase in third-party capacity costs incurred in connection with government customers, a $3.4 million increase in staff-related expenses largely relating to our employee retention incentive plans and a $3.2 million increase in service fees related to the use of mission extension vehicle 1 (MEV-1).

Selling, general and administrative expenses increased by $8.0 million, or 14 percent, to $63.9 million for the three months ended June 30, 2020, as compared to the three months ended June 30, 2019. The increase was primarily due to a $3.5 million increase in bad debt expense and a $3.0 million increase in staff-related expenses.
Depreciation and amortization expense decreased by $1.2 million, or 1 percent, to $162.6 million for the three months ended June 30, 2020, as compared to the three months ended June 30, 2019, primarily due to the timing of a satellite becoming fully depreciated.
Interest expense, net consists of the gross interest expense we incur, together with gains and losses on interest rate cap contracts we hold (which reflect the change in their fair value), offset by interest income earned and the amount of interest we capitalize related to assets under construction. As of June 30, 2020, we held interest rate cap contracts with an aggregate notional amount of $2.4 billion to mitigate the risk of interest rate increases on the floating-rate term loans under our senior secured credit facilities. The contracts have not been designated as hedges for accounting purposes.

Interest expense, net decreased by $98.1 million, or 31 percent, to $222.5 million for the three months ended June 30, 2020, as compared to $320.7 million in the three months ended June 30, 2019. The decrease was principally due to the following:
•a decrease of $89.6 million in interest expense primarily resulting from Chapter 11 restructuring activities; and
•a decrease of $10.8 million corresponding to the decrease in fair value of the interest rate cap contracts we hold; partially offset by
•an increase of $2.7 million from lower capitalized interest primarily resulting from decreased levels of satellites and related assets under construction.
The non-cash portion of total interest expense, net was $34.3 million for the three months ended June 30, 2020, primarily consisting of interest expense related to the significant financing component identified in customer contracts, amortization of deferred financing fees, and amortization and accretion of discounts and premiums.
Other income (expense), net was $2.8 million income for the three months ended June 30, 2020, as compared to other expense, net of $28.7 million for the three months ended June 30, 2019. Other expense, net for the three months ended June 30, 2019 primarily consisted of a net loss of $32.0 million related to a change in value of certain investments in third parties.
Reorganization items reflect direct costs incurred in connection with the Chapter 11 cases. Reorganization items, net of $298.7 million for the three months ended June 30, 2020 primarily consisted of $197.0 million related to the write off of debt discount, premium, issuance costs, $52.2 million of financing fees related to our superpriority secured debtor-in-possession term loan facility and $49.0 million in professional fees. There were no comparable amounts for the three months ended June 30, 2019.
Asset impairments reflect an impairment charge of $34.0 million for the three months ended June 30, 2020 relating to certain satellite and launch vehicle deposits. We recognized an impairment charge of $381.6 million during the three months ended June 30, 2019 relating to the failure of Intelsat 29e.

Provision for (Benefit from) income taxes increased from income tax benefit by $8.3 million to income tax expense of $0.8 million for the three months ended June 30, 2020, as compared to the three months ended June 30, 2019. The increase was principally attributable to the tax benefit related to the satellite impairment loss recognized in the three months ended June 30, 2019 and higher income for our U.S. subsidiaries in the three months ended June 30, 2020.
Cash paid for income taxes, net of refunds, totaled $4.8 million and $1.7 million for the three months ended June 30, 2019 and 2020, respectively.
Net Income, Net Income per Diluted Common Share attributable to Intelsat S.A., EBITDA and Adjusted EBITDA

Net loss attributable to Intelsat S.A. was $405.4 million for the three months ended June 30, 2020, compared to a net loss of $529.7 million for the same period in 2019.

Net loss per diluted common share attributable to Intelsat S.A. was $2.85 for the three months ended June 30, 2020, compared to net loss of $3.76 per diluted common share for the same period in 2019.
EBITDA was a loss of $18.8 million for the three months ended June 30, 2020, compared to a loss of $52.1 million for the same period in 2019, reflecting lower revenue and higher operating costs, as described above.
Adjusted EBITDA was $342.4 million for the three months ended June 30, 2020, or 71 percent of revenue, compared to $373.8 million, or 73 percent of revenue, for the same period in 2019.
Free Cash Flow Used In Operations1
Net cash provided by operating activities was $40.2 million for the three months ended June 30, 2020. Free cash flow used in operations was $121.6 million for the same period. Free cash flow from (used in) operations is defined as net cash provided by operating activities and other proceeds from satellites from investing activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment from investing activities, net during the three months ended June 30, 2020 were $161.9 million.
____

1In this release, financial measures are presented both in accordance with U.S. GAAP and also on a non-U.S. GAAP basis. EBITDA, Adjusted EBITDA (or AEBITDA), free cash flow from (used in) operations and related margins included in this release are non-U.S. GAAP financial measures. Please see the condensed consolidated financial information below for information reconciling non-U.S. GAAP financial measures to comparable U.S. GAAP financial measures.

Conference Call Information
In light of the Company and certain of its subsidiaries’ decision to file voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia, the Company will not host a financial results conference call this quarter. Additional details regarding the Company's results and the bankruptcy proceedings are included in the Company's Quarterly Report on Form 10-Q for the second quarter of 2020, which was filed with the U.S. Securities and Exchange Commission this morning. Additional operational and financial details are also available on our Investor Relations website at investors.intelsat.com.

About Intelsat
As the foundational architects of satellite technology, Intelsat S.A. (OTC: INTEQ) operates the world’s largest and most advanced satellite fleet and connectivity infrastructure. We apply our unparalleled expertise and global scale to connect people, businesses and communities, no matter how difficult the challenge. Intelsat is uniquely positioned to help our customers turn possibilities into reality – transformation happens when businesses, governments and communities use Intelsat’s next-generation global network and managed services to build their connected future. Imagine Here, with us, at Intelsat.com.

Intelsat Safe Harbor Statement:
Some of the information and statements contained in this earnings release and certain oral statements made from time to time by representatives of Intelsat constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that do not directly or exclusively relate to historical facts. When used in this earnings release, the words “may,” “will,” “might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook,” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information. Forward-looking statements include statements regarding: the effects of the Company and certain of its subsidiaries’ voluntary commencement of cases under Chapter 11 (the “Chapter 11 Cases”) of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) on our liquidity or results of operations or business prospects; our ability to confirm and consummate a plan of reorganization; our belief as to the likelihood of the cause of the failure of Intelsat 29e occurring on our other satellites; our guidance regarding our expectation that the launches of our satellites in the future will position us for growth; our plans for satellite launches in the near to mid-term; our intention to maximize the value of our spectrum rights; our expectations as to our ability to comply with the final U.S. Federal Communications Commission (“FCC”) order regarding clearing C-band spectrum in North America, including the availability of adequate resources and funds required to comply and the receipt of accelerated clearing payments set forth in the FCC order; our belief that the scale of our fleet can reduce the financial impact of any satellite anomalies or launch failures and protect against service interruptions; our belief that the diversity of our revenue allows us to benefit from changing market conditions and lowers our risk from revenue fluctuations in our service applications and geographic regions; our belief that developing differentiated services and investing in related software- and standards-based technology will allow us to unlock opportunities that are essential to providing global broadband connectivity; and our assessments regarding how long satellites that have experienced anomalies in the past should be able to provide service on their transponders.

The forward-looking statements reflect Intelsat's intentions, plans, expectations, anticipations, projections, estimations, predictions, outlook, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat's control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced satellite performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; U.S. and other government regulation; changes in our contracted backlog or expected contracted backlog for future services; pricing pressure and overcapacity in the markets in which we compete; our ability to access capital markets for debt or equity; the competitive environment in which we operate; customer defaults on their obligations to us; the impact of the novel coronavirus (COVID-19) pandemic on our business, the economic environment and our expected financial results; our international operations and other uncertainties associated with doing business internationally; litigation; risks, uncertainties, and increased administrative and legal costs related to the Chapter 11 Cases; our ability to improve our liquidity and long-term capital structure and address our debt service obligations through the restructuring; our ability to obtain timely approval by the Bankruptcy Court with respect to the motions that we have filed or will file in the Chapter 11 Cases; objections to the Company’s restructuring process or other pleadings filed that could protract the Chapter 11 Cases or interfere with the Company’s ability to consummate the restructuring; the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 Cases; our substantial level of indebtedness and related debt service obligations and restrictions, including those expected to be imposed by covenants in any exit financing, that may limit our operational and financial flexibility; the conditions to which our debtor-in-possession (DIP) financing is subject and the risk that these conditions may not be satisfied for various reasons, including for reasons outside of our control; our ability to develop and execute our business plan during the pendency of the Chapter 11 Cases; potential delays in the Chapter 11 process due to the effects of the COVID-19 pandemic; our ability to continue as a going concern and maintain relationships with regulators, suppliers, customers, employees and other third parties as a result of such going concern during the restructuring. Known risks include, among others, the risks described in Intelsat’s Annual Report on Form 10-K for the year ended December 31, 2019, Intelsat’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and its other filings with the U.S. Securities and Exchange Commission; the political, economic, regulatory and legal conditions in the markets we are targeting for communications services or in which we operate; and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat's intentions, plans, expectations, anticipations, projections, estimations, predictions, outlook, assumptions and beliefs about the future, you are urged to view all forward-looking statements with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share amounts)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2020
Revenue	$509,407	$482,034
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	95,447	106,961
Selling, general and administrative	55,855	63,863
Depreciation and amortization	163,808	162,614
Satellite impairment loss	381,565	—
Impairment of other assets	—	34,043
Total operating expenses	696,675	367,481
Income (loss) from operations	(187,268)	114,553
Interest expense, net	320,680	222,533
Other income (expense), net	(28,671)	2,762
Reorganization items	—	(298,691)
Loss before income taxes	(536,619)	(403,909)
Provision for (benefit from) income taxes	(7,507)	818
Net loss	(529,112)	(404,727)
Net income attributable to noncontrolling interest	(610)	(628)
Net loss attributable to Intelsat S.A.	$(529,722)	$(405,355)
Net loss per common share attributable to Intelsat S.A.:
Basic	$(3.76)	$(2.85)
Diluted	$(3.76)	$(2.85)

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA
($ in thousands)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2020
Net loss	$(529,112)	$(404,727)
Add (Subtract):
Interest expense, net	320,680	222,533
Provision for (benefit from) income taxes	(7,507)	818
Depreciation and amortization	163,808	162,614
EBITDA	$(52,131)	$(18,762)

EBITDA Margin	NM	NM

Note:

Intelsat calculates a measure called EBITDA to assess the operating performance of Intelsat S.A. EBITDA consists of earnings before net interest, loss (gain) on early extinguishment of debt, taxes and depreciation and amortization. Given our high level of leverage, refinancing activities are a frequent part of our efforts to manage our costs of borrowing. Accordingly, we consider loss (gain) on early extinguishment of debt an element of interest expense. EBITDA is a measure commonly used in the Fixed Satellite Services (“FSS”) sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and financial analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
($ in thousands)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2020
Net loss	$(529,112)	$(404,727)
Add (Subtract):
Interest expense, net	320,680	222,533
Provision for (benefit from) income taxes	(7,507)	818
Depreciation and amortization	163,808	162,614
EBITDA	(52,131)	(18,762)
Add:
Compensation and benefits(1)	3,584	20,149
Non-recurring and other non-cash items(2)	33,655	4,431
Satellite impairment loss(3)	381,565	—
Impairment of other assets(4)	—	34,043
Reorganization items(5)	—	298,691
Proportionate share from unconsolidated joint venture(6):
Interest expense, net	2,480	1,045
Depreciation and amortization	4,691	2,814
Adjusted EBITDA(7)(8)	$373,844	$342,411

Adjusted EBITDA margin	73%	71%

(1)Reflects non-cash expenses incurred relating to our equity compensation plans for the three months ended June 30, 2019 and 2020, and our employee retention incentive plans in connection with our Chapter 11 proceedings for the three months ended June 30, 2020.
(2)Reflects certain non-recurring expenses, gains and losses and non-cash items, including the following: professional fees related to our liability, business strategy and tax management initiatives; costs associated with our C-band spectrum proposal; severance, retention and relocation payments; changes in fair value of certain investments; certain foreign exchange gains and losses; and other various non-recurring expenses. In 2019, these costs were partially offset by non-cash income related to the recognition of deferred revenue on a straight-line basis for certain prepaid capacity service contracts.
(3)Reflects a non-cash impairment charge recorded in connection with the Intelsat 29e satellite loss.
(4)Reflects a non-cash impairment charge recorded in connection with the write-off of a satellite launch vehicle deposit for the three months ended June 30, 2020.
(5)Reflects direct costs incurred in connection with our Chapter 11 proceedings.
(6)Reflects adjustments related to our interest in Horizons-3 Satellite LLC ("Horizons 3").
(7)For the three months ended June 30, 2019 and 2020, Adjusted EBITDA included $25.1 million and $26.4 million, respectively, of revenue relating to the significant financing component identified in customer contracts in accordance with the adoption of ASC 606, Revenue from Contracts with Customers. These impacts are not permitted to be reflected in the applicable consolidated and Adjusted EBITDA definitions under our debt agreements.
(8)For the three months ended June 30, 2019 and 2020, Intelsat S.A. Adjusted EBITDA reflected $5.9 million and $5.1 million, respectively, of Adjusted EBITDA attributable to Intelsat Horizons-3 LLC, its subsidiaries and its proportionate share of Horizons 3. These entities are considered to be unrestricted subsidiaries under the definitions set forth in our applicable debt agreements.

Note:
Intelsat calculates a measure called Adjusted EBITDA to assess the operating performance of Intelsat S.A. Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments as described in the table above. Our management believes that the presentation of Adjusted EBITDA provides useful information to investors, lenders and financial analysts regarding our financial condition and results of operations, because it permits clearer comparability of our operating performance between periods. By excluding the potential volatility related to the timing and extent of non-operating activities, our management believes that Adjusted EBITDA provides a useful means of evaluating the success of our operating activities. We also use Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the operating performance of our business, and it is one of the principal measures we use to evaluate our management’s performance in determining compensation under our incentive compensation plans. Adjusted EBITDA measures have been used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Our management believes that the inclusion of Adjusted EBITDA facilitates comparison of our results with those of companies having different capital structures.

Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, and our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)

	December 31, 2019	June 30, 2020
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$810,626	$1,091,758
Restricted cash	20,238	19,227
Receivables, net of allowances of $40,028 in 2019 and $27,578 in 2020	255,722	224,053
Contract assets	47,721	33,546
Prepaid expenses and other current assets	39,230	83,588
Total current assets	1,173,537	1,452,172
Satellites and other property and equipment, net	4,702,063	4,643,723
Goodwill	2,620,627	2,620,627
Non-amortizable intangible assets	2,452,900	2,440,700
Amortizable intangible assets, net	276,752	261,200
Contract assets, net of current portion	74,109	59,799
Other assets	504,394	560,966
Total assets	$11,804,382	$12,039,187
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$88,107	$147,880
Taxes payable	6,402	14,393
Employee related liabilities	44,648	31,602
Accrued interest payable	308,657	13,861
Current portion of long-term debt	—	5,398,236
Contract liabilities	137,706	130,748
Deferred satellite performance incentives	42,835	36,002
Other current liabilities	62,446	58,269
Total current liabilities	690,801	5,830,991
Long-term debt	14,465,483	—
Contract liabilities, net of current portion	1,113,450	1,080,175
Deferred satellite performance incentives, net of current portion	175,837	158,937
Deferred income taxes	55,171	75,523
Accrued retirement benefits, net of current portion	125,511	117,244
Other long-term liabilities	166,977	213,042
Liabilities subject to compromise	—	10,172,846
Shareholders’ deficit:
Common shares, nominal value $0.01 per share	1,411	1,421
Paid-in capital	2,565,696	2,569,404
Accumulated deficit	(7,503,830)	(8,128,872)
Accumulated other comprehensive loss	(63,135)	(61,839)
Total Intelsat S.A. shareholders’ deficit	(4,999,858)	(5,619,886)
Noncontrolling interest	11,010	10,315
Total liabilities and shareholders’ deficit	$11,804,382	$12,039,187

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in thousands)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2020
Cash flows from operating activities:
Net loss	$(529,111)	$(404,727)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	163,808	162,614
Provision for doubtful accounts	6,117	9,598
Foreign currency transaction (gain) loss	(244)	547
Loss on disposal of assets	131	—
Satellite impairment loss	381,565	—
Impairment of other assets	—	34,043
Share-based compensation	3,584	2,774
Deferred income taxes	(7,142)	3,450
Amortization of discount, premium, issuance costs and related costs	10,304	6,081
Non-cash reorganization items	—	196,974
Debtor-in-possession financing fees	—	52,182
Amortization of actuarial loss and prior service credits for retirement benefits	112	658
Unrealized losses on derivative financial instruments	9,953	14
Unrealized losses on investments and loans held-for-investment	33,464	730
Sales-type lease	151	—
Other non-cash items	(1)	—
Changes in operating assets and liabilities:
Receivables	(19,226)	2,205
Prepaid expenses, contract and other assets	13,919	(47,596)
Accounts payable and accrued liabilities	(3,564)	12,796
Accrued interest payable	(33,822)	49,532
Contract liabilities	(8,293)	(33,449)
Accrued retirement benefits	(4,015)	(4,367)
Other long-term liabilities	(1,459)	(3,842)
Net cash provided by operating activities	16,231	40,217
Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(65,207)	(161,866)
Origination of loans held-for-investment	(3,424)	—
Proceeds from loans held-for-investment	—	—
Capital contribution to unconsolidated affiliate (including capitalized interest)	—	(2,692)
Other proceeds from satellites	3,750	—
Net cash used in investing activities	(64,881)	(164,558)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	400,000	—
Debt issuance costs	(4,612)	—
Proceeds from debtor-in-possession financing	—	500,000
Debtor-in-possession financing fees	—	(52,182)
Principal payments on deferred satellite performance incentives	(7,936)	(11,389)
Dividends paid to noncontrolling interest	(1,469)	—
Proceeds from exercise of employee stock options	3	—
Other financing activities	(1)	—
Net cash provided by financing activities	385,985	436,429
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(920)	(1,725)
Net change in cash, cash equivalents and restricted cash	336,415	310,363
Cash, cash equivalents, and restricted cash, beginning of period	511,758	800,622
Cash, cash equivalents, and restricted cash, end of period	$848,173	$1,110,985
Supplemental cash flow information:
Cash paid for reorganization items included in cash flows from operating activities	$—	$28,913
Interest paid, net of amounts capitalized	322,624	139,944
Income taxes paid, net of refunds	4,815	1,664
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$(4,773)	$16,187
Conversion of loans held-for-investment to equity securities	—	4,802

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES
TO FREE CASH FLOW FROM (USED IN) OPERATIONS
($ in thousands)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2020
Net cash provided by operating activities	$16,231	$40,217
Other proceeds from satellites from investing activities	3,750	—
Payments for satellites and other property and equipment (including capitalized interest)	(65,207)	(161,866)
Free cash flow from (used in) operations	$(45,226)	$(121,649)

Note:

Free cash flow from (used in) operations consists of net cash provided by (used in) operating activities and other proceeds from satellites from investing activities, less payments for satellites and other property and equipment (including capitalized interest) from investing activities and other payments for satellites from financing activities. Free cash flow from (used in) operations is not a measurement of cash flow under U.S. GAAP. Intelsat believes free cash flow from (used in) operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from (used in) operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by financial analysts and investors in assessing performance. Free cash flow from (used in) operations does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from (used in) operations is not a measure of financial performance under U.S. GAAP, and free cash flow from (used in) operations may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from (used in) operations as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A. (DEBTOR-IN-POSSESSION)
SUPPLEMENTARY TABLE
REVENUE BY CUSTOMER SET AND SERVICE TYPE
($ in thousands)

By Customer Set
	Three Months Ended June 30, 2019		Three Months Ended June 30, 2020		Increase (Decrease)	Percentage Change
Network Services	$185,183	36%	$176,699	37%	$(8,484)	(5)%
Media	223,469	44%	202,563	42%	(20,906)	(9)%
Government	93,282	18%	96,106	20%	2,824	3%
Other	7,473	1%	6,666	1%	(807)	(11)%
Total	$509,407		$482,034		$(27,373)	(5)%

By Service Type
	Three Months Ended June 30, 2019		Three Months Ended June 30, 2020		Increase (Decrease)	Percentage Change
On-Network Revenues:
Transponder services	$369,586	73%	$343,599	71%	$(25,987)	(7)%
Managed services	91,335	18%	85,050	18%	(6,285)	(7)%
Channel	585	—%	391	—%	(194)	(33)%
Total on-network revenues	461,506	91%	429,040	89%	(32,466)	(7)%
Off-Network and Other Revenues:
Transponder, MSS and other off-network services	37,717	7%	43,617	9%	5,900	16%
Satellite-related services	10,184	2%	9,377	2%	(807)	(8)%
Total off-network and other revenues	47,901	9%	52,994	11%	5,093	11%
Total	$509,407		$482,034		$(27,373)	(5)%